EXHIBIT 23.2

January 17, 2014

To the Board of Directors and Stockholders of

IMC Holdings, Inc.

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 1 to Registration Statement No. 333‐192479 of our report dated November 19, 2013, relating to the financial statements of IMC Holdings, Inc., (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern)  for the years ended December 31, 2012 and 2011, which are contained in that Prospectus, which is contained in Part II of this Amendment No. 1 to Registration Statement No. 333‐192479.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

HARTLEY MOORE ACCOUNTANCY CORPORATION